Exhibit 11.1


                               LANDEC CORPORATION

              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except per share data)



                                                                             Three Months Ended January 31,
                                                                                1997                 1996
                                                                             ------------        ------------
  Net Loss                                                                   $   (1,295)          $   (1,248)
                                                                             ============        ============


  Shares used in calculating net loss per share:
       Weighted average shares of common stock outstanding                       10,760                  552
                                                                             ============       =============
  Net loss per share                                                         $     (.12)         $     (2.26)
                                                                             ============       =============


  Shares used in calculating supplemental net loss per share:
       Weighted average shares of common stock outstanding                                               552
       Weighted average shares of the assumed  conversion of preferred stock and promissory notes from the date of issuance
                                                                                                       6,851
                                                                                                =============
  Total shares used in calculating supplemental net loss per share                                     7,403
                                                                                                =============
  Supplemental net loss per share                                                                $      (.17)
                                                                                                =============



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